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                                                                Exhibit 9(a)(13)
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[TCI Logo]                                                                  NEWS


FOR IMMEDIATE RELEASE
September 16, 1997
Contacts:  TCI Investor Relations, Linda J. Dill (303) 267-5048
           TCI Media Relations, LaRae Marsik or Joann Dobbs (303) 267-5273


                            TCI ANNOUNCES THE FINAL
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                        RESULTS OF ITS EXCHANGE OFFERS
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ENGLEWOOD, COLORADO -- Tele-Communications, Inc. (TCI) announced today the number of shares of Series A TCI Group Common Stock tendered for Series A TCI Ventures Group Common Stock was 518,587,029 resulting in a proration factor of
36.37987 percent. The number of shares of Series B TCI Group Common Stock tendered for Series B TCI Ventures Group Common Stock was 16,837,706 resulting in a proration factor of 96.60698 percent. Shares properly tendered are being accepted for exchange as nearly as practicable pro rata in accordance with these proration factors, disregarding fractional shares.

On September 17, Series A and Series B TCI Ventures Group Common Stock will begin to trade "Regular Way" on the National Market tier of The Nasdaq Stock Market, under the symbols TCIVA and TCIVB, respectively. Shares of Series A TCI Group Common Stock and Series B TCI Group Common Stock that have been tendered for exchange but which will not be accepted for exchange because of the oversubscriptions and the related proration will be returned to the owners of such stock on or after September 18.

Tele-Communications, Inc. is traded through the TCI Group, the Liberty Media Group and the TCI Ventures Group Common Stocks. TCI Group is traded on the National Market tier of The Nasdaq Market (Nasdaq) with Series A and Series B TCI Group Common Stock, under the symbols of TCOMA and TCOMB, respectively. Also, the Company's Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock is traded on Nasdaq under the symbol TCOMP. Liberty Media Group is traded on Nasdaq with Series A and Series B Common Stock, under the symbols of LBTYA and LBTYB, respectively. Tele-Communications International, Inc., which is traded on Nasdaq under the symbol TINTA, is attributed to the TCI Ventures Group. TCI Communications, Inc., the Company's domestic communications subsidiary, trades its Cumulative Exchangeable Preferred Stock, Series A on Nasdaq under the symbol TCICP, its 8.72% Trust Originated Preferred Securities on the New York Stock Exchange under the symbol TFI/pr and its 10% and 9.72% Trust Preferred Securities on the New York Stock Exchange under the symbols TFII and TFIV, respectively. On September 17, the Series A and Series B TCI Ventures Group Common Stocks will be traded under the symbols TCIVA and TCIVB, respectively.